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                                                                    EXHIBIT 12.1


                    ALASKA COMMUNICATION SYSTEMS GROUP, INC.

                       STATEMENT RE: COMPUTATION OF RATIOS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                            (UNAUDITED, IN THOUSANDS)


                                                                       2000             1999
                                                                     --------         --------
Earnings:
Ratio of Earnings to Fixed Charges:

  Income from continuing operations                                  $(25,205)        $(22,211)
  Add:
    Equity in loss of minority investments                                303              198
    Income taxes                                                         (197)            (301)
    Fixed charges                                                      65,131           39,731
                                                                     --------         --------
    Earnings                                                         $ 40,032         $ 17,417
                                                                     ========         ========


Fixed Charges:
  Interest and debt expense per statements of income
     (including allocation of funds used during construction)        $ 64,710         $ 39,624
  Estimate of interest within rental expense                              421              107
                                                                     --------         --------
  Fixed charges                                                      $ 65,131         $ 39,731
                                                                     ========         ========
Ratio of Earnings to fixed charges                                       0.61             0.44
                                                                     ========         ========

        The amount of the deficiency for years 2000 and 1999 is $25,099 and $22,314, respectively. The deficiency represents the amount needed to achieve a ratio of 1:1. The Company did not have registered debt or any operations prior to 1999.


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